EXHIBIT B

CORPORATE BYLAWS

OF

SUPERSTAR PLATFORMS, INC.

ARTICLE I – OFFICES

Section 1. Principal Office

The principal office of the Corporation shall be located at such place as the Board of Directors may determine within or outside the State of Nevada.

Section 2. Other Offices

The Corporation may have such other offices as the Board of Directors may determine or the business may require.

ARTICLE II – STOCKHOLDERS

Section 1. Annual Meeting

The annual meeting of the stockholders shall be held each year on a date and at a time fixed by the Board of Directors for the purpose of electing directors and transacting other corporate business.

Section 2. Special Meetings

Special meetings of stockholders may be called by the Chairperson of the Board, Chief Executive Officer, a majority of the Board of Directors, or stockholders holding not less than 10% of all outstanding shares entitled to vote.

Section 3. Place of Meetings

Meetings of the stockholders shall be held at the principal office of the Corporation or at such other place (including remote communication, if authorized) as the Board may designate.

Section 4. Notice of Meetings

Notice shall be given not less than 10 nor more than 60 days before the date of the meeting. Notice may be given electronically to shareholders consenting thereto.

Section 5. Quorum

Unless otherwise required by law or the Articles of Incorporation, a quorum shall consist of a majority of shares entitled to vote.

Exhibit B (Cont’d)

Section 6. Voting Rights

Each outstanding share shall be entitled to one vote. Action is taken by a majority of votes cast unless a greater requirement is imposed by law or the Articles of Incorporation.

ARTICLE III – BOARD OF DIRECTORS

Section 1. General Powers

The business and affairs of the Corporation shall be managed by its Board of Directors, except as may be otherwise provided by law or the Articles of Incorporation.

Section 2. Number and Qualifications

The number of directors shall be fixed from time to time by resolution of the Board. Directors need not be Nevada residents or shareholders.

Section 3. Term of Office

Directors shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

Section 4. Meetings

Regular meetings of the Board may be held without notice. Special meetings require 24 hours’ notice unless waived.

Section 5. Quorum and Voting

A majority of directors shall constitute a quorum. The act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 6. Committees

The Board may establish one or more committees (e.g., Audit, Compensation, Nominating) and delegate authority to such committees.

Section 7. Action Without Meeting

Any action required or permitted to be taken at a meeting may be taken without a meeting if all directors consent in writing or by electronic transmission.

ARTICLE IV – OFFICERS

Section 1. Officers

The officers shall include at a minimum a Chief Executive Officer, a Secretary, and a Treasurer, and may include a President, one or more Vice Presidents, and such other officers as the Board may appoint.

Exhibit B (Cont’d)

Section 2. Appointment and Term

Officers are elected annually by the Board and serve at its pleasure.

Section 3. Duties of Officers

●	Chief Executive Officer (Michael Farr): Has general supervision and control over the business and affairs of the Corporation. Acts as the primary public company representative.

●	President (if separate): Handles daily operations and may act in the CEO’s absence.

●	Secretary: Maintains corporate records and minutes.

●	Treasurer: Responsible for financial management and reporting.

●	Additional officers may perform such duties as prescribed by the Board.

ARTICLE V – INDEMNIFICATION

To the fullest extent permitted by Nevada law, the Corporation shall indemnify any person who serves or has served as a director, officer, employee, or agent of the Corporation against all expenses and liabilities incurred in connection with such service.

ARTICLE VI – CAPITAL STOCK

Section 1. Certificates and Uncertificated Shares

Shares of the Corporation may be certificated or uncertificated. All stock issuances shall be recorded in the share register of the Corporation.

Section 2. Transfers

Transfers shall be made only on the Corporation’s books by the record holder or an authorized agent. Reasonable restrictions on transfer (e.g., Rule 144) may be imposed.

Section 3. Lost or Destroyed Certificates

The Corporation may require a bond to replace a lost, stolen, or destroyed certificate.

ARTICLE VII – CORPORATE RECORDS AND REPORTING

The Corporation shall maintain accurate financial records and comply with all SEC reporting requirements applicable to public companies. The CEO shall be responsible for ensuring timely filings, investor communications, and material disclosures.

ARTICLE VIII – FISCAL YEAR

The fiscal year of the Corporation shall be determined by the Board of Directors and may be changed from time to time.

Exhibit B (Cont’d)

ARTICLE IX – AMENDMENTS

These Bylaws may be amended, altered, or repealed by a majority of the Board of Directors or by stockholders holding a majority of the voting power, except as otherwise required by law or the Articles of Incorporation.

CERTIFICATE OF ADOPTION

These Bylaws were adopted by the Board of Directors of Superstar Platforms, Inc. on the 30th day of March, 2025.

Michael Farr
Chief Executive Officer

Christina Farr
Corporate Secretary